CONTRIBUTION AGREEMENT


                  Owner:                  Westbrook Corporate Center
                                          Associates, Westbrook
                                          Corporate Center IV
                                          Associates Limited
                                          Partnership and Westbrook
                                          Corporate Center V
                                          Associates Limited
                                          Partnership, Illinois
                                          limited partnerships which
                                          are, respectively, the sole
                                          beneficiaries of the land
                                          trusts which own title to
                                          the Real Property.


                  Operating Partnership:  BEACON PROPERTIES, L.P.

                  Dated as of:            MARCH 20, 1997


                  Property:               WESTBROOK CORPORATE CENTER,
                                          WESTCHESTER, ILLINOIS 60154


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                                TABLE OF CONTENTS

     Section                                                             Page
     -------                                                             ----
1.   Defined Terms                                                         1
2.   Contribution of Property; Agreed Value                                5
3.   Deposit                                                               11
4.   Delivery of Materials for Review                                      11
5.   Contingencies                                                         13
6.   Title                                                                 14
7    Closing Requirements                                                  14
8.   Closing Deliveries                                                    17
9.   Closing Costs and Prorations                                          22
10.  Notice to Tenants                                                     24
11.  Default                                                               25
12.  Owner's Representations and Warranties                                25
13.  Operating Partnership's Representations, Warranties and Covenants     29
14.  Actions After the Effective Date                                      33
15.  Use of Proceeds to Clear Title                                        35
16.  Survival                                                              36
17.  Damage to Property                                                    36
18.  Brokerage Commission                                                  37
19.  Disclosure; Audit Right                                               37
20.  Option                                                                38
21.  Successors and Assigns                                                38
22.  Entire Agreement                                                      38
23.  Attorneys' Fees                                                       38
24.  Notices                                                               38
25.  Exhibits and Defined Terms                                            39
26.  Time                                                                  39
27.  Applicable Law                                                        39


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28.  No Oral Modification or Waiver                                        39
29.  No Recording                                                          39
30.  Counterparts                                                          39
31.  Books and Records                                                     39

                         Exhibits

Exhibit A       Legal Description

Exhibit B       Schedule of Personal Property

Exhibit C       Schedule of Contributors

Exhibit D       Form of Lock-Up Agreement

Exhibit E       Registration Rights Agreement

Exhibit F       Prospective Subscription Questionnaire

Exhibit G       Foreign Persons Agreement

Exhibit H       Allocation of Value

Exhibit I       Schedule of Leases and Rent Roll

Exhibit J       Contracts

Exhibit K       Escrow Agreement

Exhibit L-1     Form of Tenant Estoppel Certificate

Exhibit L-2     Form of Owner Estoppel Certificate

Exhibit M       Mandatory Estoppels

Exhibit N       Lease Commissions

Exhibit O       Legal Proceedings

Exhibit P       Intentionally Deleted

Exhibit Q       New Leases


                                       ii
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                  Operating Partnership and Owner hereby enter into this
Contribution Agreement (this "Agreement") as of the Effective Date.

         1.       Defined Terms.

                  a. The terms listed below shall have the following meanings throughout this Agreement:

Agreed Value:              $180,500,000.00 minus (i) the principal
                           balance of the Loans on the date of Closing, including the Redemption Notes, and plus or minus
                           (ii) any closing costs and net prorations.

Beneficiaries:             Westbrook Corporate Center Associates, an Illinois
                           limited partnership, as to the Parcel 1 Trust and the Parcel 3 Trust; Westbrook Corporate Center IV
                           Associates Limited Partnership as to the Parcel 4
                           Trust; and Westbrook Corporate Center V Associates
                           Limited Partnership as to the Parcel 5 Trust.

Business Day:              Any day on which banking institutions in
                           Chicago, Illinois and Boston, Massachusetts, are open for the transaction of banking business.

Closing Date:              On or before April 15, 1997.

Contracts:                 Contracts means agreements relating to all service,
                           maintenance, supply, construction, utility, parking and management contracts affecting the construction, use, ownership, maintenance and/or operation of the Property (expressly excluding the Leases), except those agreements which as of the date hereof have been fully performed.

Contract Rights:           Any rights of Owner, as owner of the Property, in
                           and to the Contracts.

Contributors:              Those Partners who become holders of Units in
                           connection with the closing of the transaction contemplated hereby and the liquidation of the Beneficiaries.

Deposit:                   Five Million and 00/100 Dollars ($5,000,000.00).

Description of             Five interconnected ten-story office buildings at
Buildings:                 Wolf Road and 22nd Street, Westchester, Illinois
                           collectively known as Westbrook Corporate Center.


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Effective Date:            The date all parties have executed this Agreement,
                           and a fully executed copy has been delivered to each of Owner and Operating Partnership.

Escrow Holder:             The Title Company.

Improvements:              All Buildings and other improvements located on or
                           affixed to the Land, including, without limitation, any and all utility, plumbing, electrical, heating, air-conditioning and ventilation lines, systems, and boilers.

Intangible                 All intangible and mixed property used in connection
Rights:                    with or relating to the Property, including without
                           limitation all representations, warranties, guarantees, indemnities, bonds, approvals, licenses, applications, permits, plans, drawings, specifications, surveys, maps, engineering reports and other technical descriptions, environmental reports (including, without limitation, the
                           Environmental Reports, as defined in Section 4.a below), the trade name "Westbrook Corporate Center", and right to insurance proceeds for any unrepaired losses as provided for herein and similar property, other than the Contract Rights and the Leases. The term Intangible Rights shall exclude all telephone numbers of Podolsky and Associates L.P., the right to delinquent rents due on or before Closing and the right to the bankruptcy claim regarding Demert and Dougherty, Inc. (a former tenant no longer in possession or having a right of possession).

Land: That certain parcel of land in Westchester, Cook County, Illinois described on Exhibit A attached hereto and made a part hereof containing approximately 38.5 acres and more particularly described on Exhibit A, together with all rights and interests appurtenant thereto, including, without limitation, any water and mineral rights, development rights, air rights, easements and rights-of-way.

Leasing Costs:             Legal expenses, space planning and architectural
                           fees, tenant improvement costs, moving allowances, and leasing commissions.

Loans: (a) The Loan evidenced by a Promissory Note in favor of Aetna Life Insurance Company dated April 11, 1988, in the original principal sum of $55,000,000; and


                                      -2-


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                           (b) the Loan evidenced by a Promissory Note in favor
                           of Aetna Life Insurance Company dated July 30, 1990, in the original principal sum of $29,000,000, (items
                           (a) and (b) together being referred to herein as the "Aetna Loans");

                           (c) That certain loan from American National Bank and Trust Company of Chicago and the Northern Trust Company to Westbrook Corporate Center IV Associates L.P. dated as of March 31, 1995 in the original sum of $25,000,000;

                           (d) That certain loan from American National Bank and Trust Company of Chicago and the Northern Trust Company to Westbrook Corporate Center V Associates L.P. dated as of June 27, 1996 in the original sum of $27,000,000;

                           (e) That certain $1,520,000 second mortgage loan dated March 22, 1995 in favor of Westbrook Executive Suites LLC.

                           (f)  The Redemption Loans.

Operating                  Beacon Properties, L.P., a Delaware limited
Partnership:               partnership of which Beacon Properties Corporation, a
                           Maryland corporation, is the sole general partner.

Operating                  c/o Beacon Properties Corporation
Partnership's              50 Rowes Wharf
Address:                   Boston, Massachusetts 02110
                           Attention:  Charles H. Cremens, Senior Vice President

Owner: Collectively, jointly and severally, the Beneficiaries of the Trusts.

Owner's Address:           c/o Podolsky and Associates L.P., Agent
                           One Westbrook Corporate Center
                           Suite 400
                           Westchester, Illinois  60154
                           Attn:  Randy D. Podolsky, President

Partners:                  Those individuals and entities who are general or
                           limited partners in the Beneficiaries, as set forth on Exhibit C attached hereto and made a part hereof.

Personal                   All tangible personal property interests of Owner
Property:                  (but excluding office furniture, fixtures and
                           equipment of Podolsky and Associates L.P.) in any way relating directly or indirectly to the

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                           Real Property, including all furniture, fixtures,
                           equipment, machinery, furnishings, carpets, drapes, blinds and mini-blinds, service and maintenance equipment, tools, signs, telephones and other communication equipment, intercom equipment and systems, construction inventory, vehicles and replacement parts set forth on Exhibit B attached hereto and made a part hereof and any replacements thereof and the Intangible Rights.

Property:                  The Real Property, the Personal Property and the
                           Contract Rights.

Property                   Westbrook Corporate Center
Location                   Westchester, Cook County, Illinois
City, County and
State)

Real Property:             The Land and the Improvements.

Redemption Notes:          Promissory notes issued by Owner to certain Partners
                           pursuant to the Interest Purchase

Securities Laws:           Any federal or state securities, blue sky or
                           similar law, rule or regulation or the interpretation thereof, which governs or is applicable to the prospective issuance of Units pursuant to this Agreement or to the conversion of such Units as contemplated by the Registration Rights Agreement.

Title Company:             Commonwealth Land Title Insurance Company
                           50 Federal Street
                           Boston, Massachusetts 02109

Trusts: As to Parcels 1 and 2, LaSalle National Trust, N.A., not individually but as Successor Trustee under a Trust Agreement dated March 26, 1984 and known as Trust No. 107822 (the "Parcel 1 Trust"); as to Parcel 3, LaSalle National Trust, N.A., not individually but as Successor Trustee under a Trust Agreement dated March 14, 1988 and known as Trust No. 103063 (the "Parcel 3 Trust"); as to Parcel 4, LaSalle National Trust, N.A., not individually but as Successor Trustee under a Trust Agreement dated February 9, 1990 and known as Trust No. 115264 (the "Parcel 4 Trust"); and as to Parcel 5, LaSalle National Trust, N.A., not individually but as Successor Trustee under a Trust Agreement dated February 9, 1990 and known as Trust No. 115265 (the "Parcel 5 Trust").


                                      -4-

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Units:                     Limited partner interests in the Operating
                           Partnership.

         2.       Contribution of Property; Agreed Value.

Owner desires to contribute the Property to Operating Partnership in exchange for Units and Operating Partnership desires to accept the Property from Owner, subject to all of the terms, covenants and conditions hereinafter set forth in this Agreement.

         Prior to the Closing Date, the Owner shall purchase from the Partners who are not Contributors such Partners' interests in the Beneficiaries for the Redemption Notes (the "Interest Purchase"). The Redemption Notes shall be issued to the Partners selling their interests pursuant to this section. At the Closing Date, the Operating Partnership shall satisfy the Redemption Notes provided the same does not result in the value of the Units to be issued being below $32,500,000.00. Owner acknowledges that the Partner Approval required by Section 5(d) of this Agreement shall be obtained subsequent to the Interest Purchase and further acknowledges that the Operating Partnership will offer to issue Units pursuant to this Agreement only to the Contributors.

                  a. Agreed Value. Operating Partnership shall issue to the Partnerships at Closing the number of Units equal to the Agreed Value divided by the average closing sales price on the New York Stock Exchange ("NYSE") of Beacon Property Corporation's (the "Company") common stock $.01 par value (the "Common Stock") for the ten (10) consecutive trading days ending on the second business day immediately preceding the Closing Date (the "Average Stock Price"), provided that if the Closing occurs on or before April 15, 1997, the Agreed Value shall be divided by the lesser of (w) the Average Stock Price, (x) the said average closing sales price of the Common Stock for the twenty (20) consecutive trading days ending on the second business day immediately preceding Closing Date or (y) the offering price of Common Stock in any supplemental stock offering of the Company made between the date hereof and the Closing Date. In that connection the following provisions shall apply:

                  (i) Redemption of Units. In addition to the Special Redemption Right described in subsection (vii) below, the Units, at any time after the first anniversary and in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, shall be redeemable for cash, or at the Company's option, on a one for one basis in exchange for shares of Common Stock.

                  (ii) Restrictions: No Contributor shall sell, offer or contract to sell, grant any option to purchase, pledge, redeem (other than pursuant to the Special Redemption Right), convert, distribute or otherwise dispose of all or any portion of the Units issued hereunder for a period of one (1) year from the Closing Date. The foregoing


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                           restriction shall not apply to involuntary transfers
                           resulting from death, bankruptcy or the like, but shall continue to apply after any such involuntary transfer. This restriction shall not apply to shares of Common Stock currently held by the Contributors or acquired by the Contributors in the open market. At Closing, Owner shall execute a so-called "lock up" agreement containing the foregoing restrictions in the form of Exhibit D hereto and in connection with the distribution of the Units upon dissolution shall require each Contributor to agree to be bound thereby.

                  (iii) Registration Rights: The Company will grant certain registration rights to the Contributors in accordance with terms of that certain Registration Rights Agreement attached as Exhibit E hereto.

                  (iv) Units. Owner acknowledges that any Units offered hereby are being offered without registration under the Securities Act of 1933, as amended (the "Securities Act"), and the securities laws of certain states. The Units are being offered in reliance on an exemption from registration under Regulation D of the Securities Act ("Regulation D") and similar state law exemptions. Owner further acknowledges that, to satisfy the requirements of these exemptions, Operating Partnership must determine whether a prospective holder of Units meets the Regulation D and state law definitions of "accredited investor" before selling (or, in some states, offering) securities to such prospective holder. Owner shall deliver to Operating Partnership on or before April 3, 1997, subscriber questionnaires in the form set forth in Exhibit J attached hereto and incorporated herein completed and signed by each Contributor. Additionally, in the event of any change in any securities or related law or interpretation thereof after the date of this Agreement, Owner shall deliver to Operating Partnership, upon Operating Partnership's request, such other information, certificates and materials as Operating Partnership shall reasonably request. It shall be a condition precedent to Operating Partnership's and Owner's obligations under this Agreement that there shall have been no change in any securities or related law or interpretation thereof that would render consummation of conveyance of the Property as contemplated by this Agreement a violation of law or interpretation thereof.

         Within fifteen (15) days following the Effective Date hereof, Westbrook Corporate Center Associates, on behalf of all of the Beneficiaries, shall notify Operating Partnership in writing that:


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                                    (a) each of the Beneficiaries has adopted a
                           Plan of Liquidation as required under the terms of this Agreement, to take effect if and when the Closing occurs;

                                    (b) the state of residence (or organization)
                           of each Offeree, and such other information as Operating Partnership may request in order to assure compliance with the Securities Laws.

                  (v) Partnership Agreement; Admission. Operating Partnership represents and warrants to Owner that a true and complete copy of the limited partnership agreement of Operating Partnership in effect as of the date of this Agreement (the "Partnership Agreement") has been delivered to Owner. Operating Partnership agrees that between the date hereof and Closing, it will not amend the Partnership Agreement without Owner's consent which shall not be unreasonably withheld or delayed. Upon liquidation of each Beneficiary, the general partner of Operating Partnership (i) shall consent to the admission of each Contributor as a limited partner in Operating Partnership and (ii) upon execution and delivery by each such Contributor of an amendment to the Partnership Agreement providing for (x) the acceptance of the Units to be delivered to it pursuant to the terms of this Agreement and containing an agreement to be bound by all terms and conditions of the Partnership Agreement, and (y) a Schedule showing the "Value" of each portion of the Property as the "704(c) Value" of such Property for purposes of the Partnership Agreement, in form and substance reasonably satisfactory to Operating Partnership (the "Amendment"), and shall add the name of each such Contributor as a limited partner to the books and records of Operating Partnership. Operating Partnership agrees that no other documentation shall be required to effect such admission pursuant to the Partnership Agreement unless required by any law, rule or regulation or interpretation thereof becoming effective after the date hereof, and Operating Partnership agrees to take the actions required of it pursuant to Section 4.4 of the Partnership Agreement in respect of the contribution to be made by Owner. In the event any partner of the Operating Partnership exercises its rights under Section 4.4, Operating Partnership shall immediately notify Owner, who shall have the right, within five (5) days of receipt of such notice to terminate this Agreement whereupon the Deposit shall be returned to Operating Partnership, this Agreement shall terminate and neither party shall have further rights or remedies hereunder. The Amendment shall also provide that Operating Partnership shall use any convention permitted by law and selected by the general

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

                           partner of Operating Partnership to make the allocations contemplated in Section 12.2(C) of the Partnership Agreement in respect of the issuance of Units to be made pursuant to this Agreement, except that capital gains and losses shall be allocated to all the holders of Units in accordance with their interests on the date of the transaction giving rise to the capital gain or loss, and Operating Partnership shall use the traditional method (specified in Regulation s.1.704-3(b)) to allocate book-tax differences with respect to the contribution of the Property to Operating Partnership.

                  (vi) Special Redemption Right. Each Contributor shall have a one-time right (the "Special Redemption Right") to require the Operating Partnership to redeem for cash all or any portion of the Units issued to such Contributor upon liquidation of each Beneficiary. The Special Redemption Right shall be exercised by written notice given by Owner to the Operating Partnership on or before the date which is thirty
                           (30) days following the Closing (each such Contributor being referred to herein as a "Redeeming Partner" and each such notice being referred to herein as a "Special Redemption Notice"). Each Special Redemption Notice shall specify the number of Units designated by the applicable Redeeming Partner to be redeemed. On or before the date which is forty-five (45) days following the Closing, the Operating Partnership shall redeem the designated portion of each Redeeming Partner's Units for cash based on the same price per Unit as was determined at Closing in accordance with the provisions of Section 2(a) (that is, without further adjustment based upon post-closing fluctuations in the share price of the Company). If the redemption of all of the Units which are the subject of Special Redemption Notices would result in there remaining outstanding Units issued to Contributors hereunder having a value of less than Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00) (based on the Closing price per Unit, as aforesaid), then the Operating Partnership shall redeem an aggregate number of Units which, following such redemption, would leave remaining Units issued to Contributors hereunder having a value of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), and the number of Units to be redeemed from each Redeeming Partner shall be prorated among the Redeeming Partners as follows: (X) first, Units shall be redeemed from each Redeeming Partner in an amount equal to the lesser of (i) the number of Units the Redeeming Partner offered for redemption and (ii) the number of Units received by the redeeming Partner from the Owner times a fraction the numerator of which is the maximum number of Units the Operating Partnership is

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

                           required to redeem pursuant to this provision and the denominator of which is the total Units issued to Owners and (Y) any remaining Units the Operating Partnership is required to redeem in excess of the number of Units to be redeemed pursuant to (X) (the "Remaining Redemption Units") shall be allocated to each Redeeming Partner in an amount equal to the number of Units the Redeeming Partner gave a Special Redemption Notice in regard to less the Units required to be redeemed from such Redeeming Partner pursuant to (X) above (the "Remaining Offered Units") times a fraction the numerator of which is the Remaining Redemption Units and the denominator of which is the Remaining Offered Units of all Redeeming Partners. The total number of Units to be redeemed from each Remaining Partner shall be rounded to the nearest whole number of Units (but in no event shall be in excess of the number of Units offered for Redemption). Each Redeeming Partner shall execute such documents as the Company may reasonably require in connection with the redemption of the Units.

                  b. The Loans. It is the intention of the parties that the Contribution shall be made subject to the Loans provided the Aetna Loans can be renegotiated to terms which contain a "market" rate of interest, as determined by the Operating Partnership in its reasonable judgment. Prior to Closing, Operating Partnership and Owner shall endeavor to obtain the approval of the holders of the Loans to the transfer of the Property to the Operating Partnership subject to the Loans and to adjust the terms of the Aetna Loans to current market provisions and an increase in the principal thereof to $106,000,000. If Aetna refuses to grant such consent on terms satisfactory to Operating Partnership, either Owner or Operating Partnership shall be entitled to seek a commitment for refinancing of the Aetna Loans in an amount not less than $106,000,000 secured by the Property, containing non-recourse provisions similar to the Aetna Loans, and otherwise on terms mutually satisfactory to Owner and Operating Partnership. Any and all costs and expenses incurred in connection with the assumption of the Aetna Loans including any assumption fee or fee associated with a change in interest rates or increase in principal shall be borne by Owner. In the event such fee or any other fees imposed by Aetna exceeds $6,500,000 in the aggregate Owner may terminate this Agreement by written notice to Operating Partnership given prior to the Closing. In addition, Owner shall not be responsible for any other fees or commissions due third parties in connection with the Aetna loan. In the event approval for such assumptions is not obtained, or refinancing commitments not obtained, prior to the Closing, either party may terminate this Agreement whereupon the Deposit shall be returned to Operating Partnership and, except for covenants expressly stated to survive, this Agreement shall terminate without further recourse or remedy to either party hereto.

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

                  c. Real Property. Owner shall contribute the Real Property to Operating Partnership, and Operating Partnership shall accept the Real Property from Owner, on all of the mutual terms, covenants and conditions hereinafter set forth in this Agreement. Owner shall cause the fee title to the Real Property to be contributed to Operating Partnership by four (4) good and sufficient Trustee's Deeds (the "Deeds") from the Trustees of the Trusts in form and substance reasonably satisfactory to Operating Partnership and Owner.

                  d. Leases. Owner shall assign to Operating Partnership all of its right, title and interest in and to all of the leases, occupancy agreements, or licenses of space in the Real Property, together with any amendments of any of the foregoing set forth on Exhibit I attached hereto as well as any New Leases, as hereinafter defined (collectively "Leases"), and Operating Partnership shall assume all obligations under the same, pursuant to an Assignment and Assumption Agreement (the "Lease Assignment") in form and substance reasonably satisfactory to Operating Partnership and Owner.

                  e. Contract Rights. Attached hereto as Exhibit J is a complete list of the Contracts, full and complete copies of which have been delivered to the Operating Partnership. Those Contracts marked with an asterisk on Exhibit J are those Contracts which Operating Partnership desires to be terminated by Owner prior to Closing. Owner shall send notice of termination of such unapproved Contracts prior to Closing, it being agreed that in any event all management agreements and leasing agreements for the Real Property shall be terminated by the Closing Date. Owner shall assign to Operating Partnership Owner's interest in the Contract Rights which relate to those Contracts not being terminated (the Approved Contracts), and Operating Partnership shall assume the same pursuant to a Contract Rights Assignment (the "Contract Assignment") in form and substance reasonably satisfactory to Operating Partnership and Owner.

                  f. Other Interests. All other interests of Owner in the Property (including, without limitation, the Personal Property) shall be contributed by Owner to Operating Partnership pursuant to a Bill of Sale and General Instrument of Transfer (the "General Instrument of Transfer") in form and substance reasonably satisfactory to Operating Partnership and Owner.

                  3. Deposit. On the second business day after the Effective Date, Operating Partnership shall deposit with the Escrow Holder, by wire transfer to Escrow Holder's account, the sum of Five Million and 00/100 Dollars ($5,000,000.00) as a deposit on account of the Agreed Value. The Escrow Holder shall hold the Deposit pursuant to the terms of an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit K. Interest earned on the Deposit shall become a part thereof and shall be payable to the party receiving the Deposit. The party receiving the interest on the Deposit shall bear the costs and expenses, if any, charged by the Escrow Holder; provided, however, that in the event of any dispute between Operating Partnership and Owner involving the Escrow Holder, the losing party shall bear all the costs and expenses, if any, of the Escrow Holder in connection with the resolution of such dispute. If Operating Partnership shall fail to wire the Deposit to the Escrow Holder as herein required, this Agreement shall automatically terminate and be null and void, without recourse to the parties hereto. At Closing, the Deposit shall be returned to Operating Partnership.

                  4. Delivery of Materials for Review.

                  In connection with Operating Partnership's investigation of the Property, Owner has delivered, the documents ("Documents") set forth below which are in Owner's possession or the possession of Owner's property manager or are reasonably obtainable by Owner:

                  a. Environmental Reports. Copies of any and all soils, ground water and environmental reports concerning the Property ("Environmental Reports"), including, without limitation, the Environmental Reports prepared in connection with the any mortgage or similar encumbrance now encumbering all or any portion of the Property.

                  b. Building Information. Copies of any and all architectural and engineering reports, as-built plans and specifications, the most recent as-built surveys, permits, licenses, applications, violation notices, certificates of occupancy, pending letters of intent for leasing space in the Real Property, a list of all current litigation and pending claims, inspection reports and/or approvals concerning the Property, all agreements with any abutters to the Property, including summaries of any existing agreements with said abutters that are oral rather than written.

                  c. Leases. Copies of all Leases, including all summaries thereof, and copies of all material information contained in Owner's or Owner's property manager's leasing files with respect to the Leases or any prospective tenants.

                  d. Contract Rights. Copies of the Contracts, including summaries of any Contracts that are oral rather than written.

                  e. Approvals. Copies of all governmental licenses, permits, approvals, certificates and filings which have been obtained with respect to the Property ("Approvals") and, where applicable, certificates evidencing compliance therewith. The Approvals shall include, but not be limited to, environmental notification forms and impact reports, facade maintenance agreements, historic approvals, linkage agreements, licenses and permits required by any environmental laws, and certifications, rezonings, general plan amendments, parcel maps, development agreements, permits, licenses, and applications.

                  f. Title Policies and Surveys. A copy of Owner's most recent owner's title policy on the Property, all endorsements to such policy, and (to the extent in Owner's possession) copies of any lender's title policies issued to the holder of outstanding mortgage indebtedness on the Property. A copy of the most recent as built survey(s) covering the Property.

                  g. Books and Records. Copies of the appropriate materials necessary to establish the operating history of the Property, including without limitation copies of property tax bills, utility bills, insurance policies, the most current rent roll, financial statements and balance sheets for calendar years 1993 through 1996, inclusive, and balance sheets audited if such audited statements exist and otherwise unaudited, and year to date statements and balance sheets for 1997 (all such financial statements and balance sheets collectively referred to as "Financial Statements"), monthly property operating and/or management reports for the 12 months preceding the Effective Date, and a list of all deposits, and similar records concerning the Property from 1993 through the present.

                  h. Other Material Documents. Copies of all other materials and other information contained in Owner's or Owner's property manager's files, to the extent the same are requested from time to time in writing by Operating Partnership or its counsel and are reasonably material to Operating Partnership's due diligence investigation of the Property.

                  i. Insurance Policies. Copies of all insurance policies, both liability and casualty, relating to the Property in currently in effect and a current loss report print-out with respect to such policies.

                  j. Loans. True and complete copies of all documents evidencing the loans and security given therefor.

                  5. Contingencies.

                  (a) Inspection. Operating Partnership acknowledges that it has conducted its own thorough investigation of the Property including, without limitation, an examination of all structural and mechanical aspects thereof, a review of any and all documentation with respect to the Property (including without limitation, its income and expenses, the Loans, real estate tax status, all Leases and tenant files, records of repairs and capital improvements, examination of the title to the Property), conducting of tests to determine the presence or absence of hazardous waste, asbestos, radon and other similar materials and substances, obtaining current "as built" surveys thereof, and determining the compliance of the Property with all applicable laws, rules, codes and regulations. Operating Partnership hereby confirms that it is satisfied with its investigation of the Property and accordingly, and except as otherwise set forth in this Agreement shall have no further claims against Owner, and the Contribution Agreement and Operating Partnership's obligations to close hereunder are not subject to any further review period contingency. Further, all corporate and partnership action necessary to authorize the execution of this Agreement by the Operating Partnership and the performance of its obligations hereunder have been taken.

                  (b) Property Availability. Owner shall continue to make the Property available to Operating Partnership and its agents, consultants and engineers during normal business hours to update the results of inspections and tests as Operating Partnership deems appropriate. Operating Partnership hereby agrees to indemnify, defend and hold Owner harmless from and against any and all loss, cost or damage to the Property arising out of actions taken by Operating Partnership or its agents, engineers or consultants.

                  (c) Illinois Responsible Property Transfer Act. Owner hereby represents and warrants to Operating Partnership that neither the Property nor the transfer of the Property pursuant to this Agreement is subject to the Illinois Responsible Property Transfer Act ("RPTA"). On the Closing Date, Owner shall deliver to Operating Partnership an affidavit stating that as of the Closing Date neither the Property nor the transfer of the Property pursuant to this Agreement is subject to the RPTA.

                  (d) Partner Approval. It shall be a condition of Owner's obligation hereunder that, (i) to the extent required by the respective partnership agreements of Owner, consent be obtained from the requisite number of Partners at or prior to Closing, and (ii) agreement be obtained from limited partners who are "unaccredited investors" to have their partnership interest redeemed by Owner. If such consent and agreement is not obtained, Owner shall notify Operating Partnership in writing whereupon the Deposit shall be returned to Operating Partnership and this Agreement will terminate and the parties shall be without further recourse or remedy, except as otherwise provided hereunder. Owner acknowledges that any consent required by this Section 5(d) shall be solicited subsequent to the Interest Purchase and further acknowledges that the Operating Partnership will offer to issue Units to Owner pursuant to this Agreement for distribution only to the Contributors.


                  6. Title.

                  a. Title Commitment; Survey. Operating Partnership acknowledges that it has received title insurance commitments from the Title Company and surveys for the Property. Subject to Owner satisfying the standard requirements set forth in Schedule B-1 to said commitments, as previously forwarded to Owner's counsel, Operating Partnership shall close title subject to the exceptions set forth in said title commitments and the surveys.

                  b. Later Changes Relating to Title. Operating Partnership shall have the right to approve or disapprove any exceptions to title that could have a material adverse effect on the value of the Property and that arise or occur during the period (the

"Interim Period") which begins after the date and time of the title commitment and ends at the time of recording the Deed from Owner to Operating Partnership in connection with the Closing hereunder. If Operating Partnership disapproves of any such exception to title, then Operating Partnership shall give to Owner a notice to such effect. Owner by written notice to Operating Partnership may elect to cure or not cure such matters within five (5) days of such notice from Operating Partnership. If Owner elects to cure such matters, it shall so advise Operating Partnership and the Closing shall be extended for a period not to exceed thirty (30) days. In the event Owner does not elect to cure such matter, Operating Partnership shall have the right to accept title subject to such matter without adjustment of the Purchase Price, or terminate the Agreement whereupon the Deposit shall be returned to Operating Partnership and neither party shall have further recourse hereunder. Notwithstanding the foregoing Owner hereby agrees that it shall remove, and shall not object to (i) a mortgage or related security documents or similar encumbrance given to secure indebtedness for money borrowed, or (ii) involuntary encumbrances which may be discharged by the payment of money, or bonding in lieu thereof (or, with respect to mechanics liens only, by obtaining affirmative coverage from the Title Company in form satisfactory to Operating Partnership), in the amount of $250,000 in the aggregate.

                  7. Closing Requirements.

                  a. The Closing. On the Closing Date, all matters to be performed under this Agreement incident to the sale of the Property, and the payment of the Agreed Value (collectively, the "Closing") shall be performed at the offices of the Escrow Holder, 30 N. LaSalle Street, Chicago, Illinois, or other mutually acceptable location. The Closing shall commence on the day preceding the Closing Date at 10:00 a.m. All documents to be delivered at the Closing and all payments to be made shall be delivered to the Escrow Holder on the Closing Date, in escrow, pending the prompt recording of the Deed and other instruments as are required to be recorded to effect the transfer and conveyance of the Property, upon which recording, and confirmation from the Title Company that it is prepared to issue an owner's policy of title insurance in the form of the Specimen Title Policy, insuring the Operating Partnership's title to the Real Property in the amount of $180,500,000, all instruments and funds shall then be delivered out of escrow; provided, however, that the Deed shall not be recorded and such other instruments, funds, and other Closing deliveries shall be returned by the Escrow Holder to the party which delivered them in the event that on the Closing Date (i) Owner shall be unable to give title, or to make conveyance, or to deliver possession, all as herein provided, (ii) the Title Requirements shall not be satisfied to the satisfaction of the Title Company,
(iii) Owner has not satisfied its obligations or is otherwise in default hereunder, or (iv) the Property does not conform to the provisions of Section 7.b. hereof, and the provisions of Section 7.c hereof shall then be applicable. It is acknowledged that time is of the essence of this Agreement. Owner and Operating Partnership agree (subject to lender approval) to cooperate in good faith to accomplish the Closing in the so-called "New York style" (that is, where the Owner's title policy, closing funds and Units are to be released from escrow prior to recording of the Deed), but each acknowledges that a New York style closing shall not be required by this Agreement.

                  b. Possession and Condition of the Property . Without limiting the generality of the foregoing, at Closing full possession of the Real Property free of all tenants and occupants, except for tenants and occupants under the Leases and the New Leases, is to be delivered, said Property to be then (i) in substantially the same condition as it is on the date hereof, reasonable use and wear thereof excepted and except as otherwise provided in Section 17, (ii) in substantially the same compliance with applicable laws and regulations as at February 1, 1987, and (iii) in compliance with the provisions of Section 6 hereof. Operating Partnership and/or Operating Partnership's agents shall be entitled to inspect the Property prior to the delivery of the Deed in order to determine whether the condition thereof complies with the terms hereof.

                  c. Extension to Cure. If on the Closing Date Owner shall be unable to give title, or to make the contribution, or to deliver possession, all as herein provided, or if on the Closing Date the Property does not conform to the provisions of Section 7.b. for reasons beyond Owner's reasonable control, Owner, in its sole discretion, may give notice to Operating Partnership, on or before the Closing Date, that it elects to use reasonable efforts to cure all impediments which cause it to be unable to give title, make conveyance or deliver possession as aforesaid, all as herein provided. Operating Partnership shall thereupon have the option, to be exercised by notice to Owner given on or before the third (3rd) business day following receipt of such notice from Owner,
(i) to terminate this Agreement, whereupon Escrow Holder shall return the Deposit to Operating Partnership and all obligations of the parties hereto shall cease without recourse to the parties hereto except as otherwise expressly set forth herein, (ii) to exercise its election under Section 7.e, or (iii) to extend the Closing Date for a period (the "Owner's Extension Period") of up to thirty (30) days to permit Owner to cure as aforesaid. In the event that Operating Partnership shall fail to timely give the aforesaid notice then Operating Partnership shall be deemed to have elected the option in the foregoing clause (i).

                  d. Termination. If at the expiration of the Owner's Extension Period Owner shall have failed so to give title, make conveyance, deliver possession, or make the Property conform, as the case may be, all as herein provided, or if at any time during the period of this Agreement or any extension thereof, the holder of a mortgage on the Real Property shall refuse to permit insurance proceeds, if any, to be used for such purposes, then, subject to Operating Partnership's rights under Section 7.e, this Agreement shall terminate, whereupon Escrow Holder shall return the Deposit to Operating Partnership and all obligations of the parties hereto shall cease without recourse to the parties hereto except as otherwise specifically set forth herein.

                  e. Operating Partnership's Election. Operating Partnership shall have the election, on the original or any extended Closing Date, to accept such title as Owner can deliver to the Property in its then condition and to pay therefor the Agreed Value without deduction (except to the extent necessary to clear title of (i) any mortgages or related security documents given or similar encumbrance to secure indebtedness for money borrowed other than the Loans, (ii) any mechanic's lien not insured over, or (iii) involuntary liens encumbrances which may be discharged by the payment of a definite or ascertainable amount of money, or bonding in lieu thereof, in the amount of $250,000 in the aggregate), in which case Owner shall convey such title by delivering the Deed subject to the conditions contained in this Agreement.

                  f. Accuracy of Representations and Warranties. It is a condition to Operating Partnership's obligations to proceed to Closing that all of the representations and warranties of the Owner hereunder are true and correct in all material respects as of the Closing Date (and subject to any update or modification thereof as hereinafter provided) and the Owner has performed all of its covenants hereunder. If any material condition to Operating Partnership's obligations hereunder is not fulfilled, Operating Partnership shall have no obligation to proceed to Closing. For purposes of this clause (f), a material condition shall include, without limitation, any condition(s) which cannot be cured by the payment of $250,000 in the aggregate.

                  g. Securities Laws. It shall be a condition of Closing that there shall be no change in applicable securities laws, or any regulations or judicial decisions thereunder which would adversely affect the practical realization of the intended benefits of this Agreement by either party.

                  h. Status of Contributors. It shall be a condition of Closing that there shall be no change in the status of any Contributor which would cause the issuance of any of the Units to be in violation of applicable Securities Laws.

                  8. Closing Deliveries.

                  a. Owner's Deliveries. Owner shall deliver or cause to be delivered the following documents to Operating Partnership at Closing (the receipt of all the following by Operating Partnership shall be a precondition to Operating Partnership's obligation to complete the Closing):

                  (1)      The duly executed and acknowledged Deeds.

                  (2) The original, signed Leases (or copies thereof if originals are not available) as well as Owner's tenant lease files, and the rent roll for the current month (showing no material adverse change from the rent roll attached hereto as Exhibit I, each certified by Owner as being true and correct as of the Closing. For purposes of this clause (2), a material adverse change shall include, without limitation, any reduction in revenue of $250,000 or more, in the aggregate.

                  (3) All tenant security deposits including any interest earned thereon to the extent required under any Lease. If any tenant security deposit is in the form of a letter of credit, Owner shall use reasonable efforts, after the Closing, to obtain and deliver an amendment thereto or a replacement letter of credit naming Operating Partnership as beneficiary. If any such letter of credit has not been so amended or replaced as of the Closing, at Closing Owner shall enter or shall cause Podolsky and Associates L.P. ("Manager") to enter into an agency agreement with Operating Partnership pursuant to which Owner (or Manager, as the case may be) will acknowledge that any such letter of credit is in the name of Owner (or Manager, as the case may be) as agent for Operating Partnership, and that Owner or Manager as the case may be will, as agent for Operating Partnership, present and draw upon such letter of credit upon demand by Operating Partnership provided Owner and Manager are indemnified for all actions taken at the request of Operating Partnership and are reimbursed for all costs in connection therewith. The obligations of Owner and Manager with respect to such letter of credit security deposits shall survive the Closing.

                  (4) A certification duly executed by Owner under penalty of perjury stating that Owner is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. If Owner shall fail or be unable to deliver the same, then Operating Partnership shall have the right to withhold such portion of the Agreed Value as may be necessary, in the opinion of Operating Partnership or its counsel, to comply with said Section 1445.

                  (5) Originals (or copies thereof if originals are not available) of all documents and materials assigned pursuant to the Contract Assignment.

                  (6) Originals (if available) of all other Documents which will be binding upon the Operating Partnership following the Closing if not already provided, together with all updates and modifications thereof and additions thereto through the Closing, and all other books and records of Owner pertaining in a material way to the operation and management of the Property, all certified as being true, complete and correct by Owner.

                  (7) A certificate by Owner to Operating Partnership to the effect that all of the representations and warranties of Owner hereunder, as the same may be modified or updated as set forth herein, remain true and correct in all material respects as of the Closing.

                  (8) Executed and acknowledged counterparts of the General Instrument of Transfer.

                  (9) Such affidavits and indemnities, including a standard owner's affidavit, as the Title Company may reasonably require to provide extended coverage and in order to omit from any title insurance policy issued to Operating Partnership or Operating Partnership's mortgagee exceptions for (i) parties in possession (except for tenants under the Leases) and
                           (ii) mechanic's liens created by or through Owner.

                  (10) Any trust, corporate, partnership or other authorization documents necessary to record the Deed.

                  (11) All necessary consents from the constituent partners in Owner to the extent such consents are required in connection with the consummation of the transactions contemplated by this Agreement.

                  (12) Evidence of the authority of any individuals or constituent partners in Owner to execute any instruments executed and delivered by Owner at Closing.

                  (13) Estoppel certificates from tenants of the Property dated no earlier than thirty (30) days prior to the Closing Date ("Tenant Estoppels") in the form attached as Exhibit L-1 hereto (containing no information which, in Operating Partnership's reasonable judgment, represents an adverse deviation from the status of the Lease previously disclosed to Operating Partnership as of February 1, 1997) from
                           (i) all tenants identified on Exhibit M hereto as "Mandatory Estoppels" and (ii) sufficient additional Tenant Estoppels so as to represent, when added to the aggregate square footage demised to the Tenants from whom Tenant Estoppels are obtained as required by clauses (i) and (ii) of this paragraph, ninety percent (90%) of the space demised under the Leases. Owner shall use diligent efforts to obtain Tenant Estoppels from all tenants. Owner shall provide Operating Partnership with all executed Tenant Estoppels and a list of the missing Tenant Estoppels five (5) business days prior to the Closing Date. To the extent Tenant Estoppels are received for less than ninety percent (90%) of the space demised under the Leases, Owner shall provide, to the extent factually true, Owner estoppel certificates in the form attached as Exhibit L-2 for tenants to the extent necessary to achieve the ninety percent (90%) threshold (but Owner shall not be required to provide estoppel certificates representing more than fifteen percent (15%) of the demised space). In no event shall Owner estoppel certificates be substituted for Mandatory Estoppels. If Owner is unable to deliver such Owner's estoppel letters because the required information is untrue (such as a tenant being in default), Operating Partnership shall have the right to terminate this Agreement, obtain a return of the Deposit and neither party shall have further rights or remedies, except as otherwise provided hereunder.

                  (14) Evidence of the termination of Owner's property manager and any leasing agent for the Property.

                  (15) Evidence satisfactory to Operating Partnership and Title Company that all real estate taxes, sewer and water rates and charges, special assessments and betterments, and any utility charges the non-payment of which could result in a lien upon the Property have been paid, to the extent the same are then due and payable (except for special assessments which may be paid in installments).

                  (16) Any of the following which are requested by Operating Partnership and in the possession of or reasonably available to Owner: any and all keys, lock and safe combinations, training and instruction manuals relating to the maintenance, and operation of the Property, and copies of books and records.

                  (17) Evidence reasonably satisfactory to Operating Partnership that Owner has sent notices of termination of all Contracts other than the Approved Contracts.

                  (18) If the Approved Contracts include any contract for the construction of tenant improvements to be assigned by Owner to Operating Partnership, (i) subject to Operating Partnership's obligations set forth in Exhibit Q, evidence of payment by Owner of all amounts incurred thereunder through the Closing Date, including without limitation receipts and lien waivers from the general contractor and all subcontractors thereunder (or, to the extent lien waivers are not available, such indemnification and other documentation as shall be required by the Title Company in order to provide Operating Partnership and its Lender(s) with affirmative coverage under their respective title policies), and (ii) if the contract does not by its terms permit assignment, that the contractor consents to such assignment. In addition, with respect to any such construction contract having an aggregate contract price of more than $25,000, Owner shall represent to Operating Partnership the amounts theretofore paid under such contract and, to the best of Owner's knowledge, that (i) the contract is free from default by such contractor or by Owner as "owner" thereunder; (ii) all amounts theretofore paid under such contract; (iii) the contractor has no claims against the Owner other than for quantified unpaid amounts; and (iv) the amount of the contract sum not then due and payable, which representation shall be treated for all purposes as a representation made in Section 12 hereof.

                  (19) Any discharges, releases, other documents or other conditions required by the Title Company as Owner's Title Requirements under the Title Commitment are received or satisfied (and, in addition, it shall be a condition to Operating Partnership's obligation to purchase the Property that all of the other Title Requirements contained in the Title Commitment are satisfied, other than those Title Requirements which are personal to Operating Partnership), in each instance, to the reasonable satisfaction of Title Company so as to enable Title Company to issue the owner's title policy in the form of the Specimen Title Policy.

                  (20) Subject to the limitations set forth in Section 2(b), payment of any fees or charges imposed in connection with the assumption of the Loans, prepayment of any of the Loans.

                  (21) Payoff letters in form and substance acceptable to the Operating Partnership from the holders of the Loans (other than the Aetna Loans) being assumed.

                  (22) A "lock up" agreement from each Contributor containing the restrictions set forth in Paragraph 2(a)(iii) above (which agreement may be incorporated in the form of assignments to be executed by the Owner in connection with the liquidation of the Beneficiaries, subject to the reasonable review and approval of Operating Partnership).

                  (23)     Documents required by Paragraph 2(a) hereof.

                  (24) The RPTA Affidavit described in paragraph 5(e)(i) hereof.

                  (25) Such other instruments as Operating Partnership may reasonably request, provided the same are not inconsistent with the terms of this Agreement.

                  If Owner shall be unable to deliver the originals of any of the Leases, Approved Contracts or other Documents, and if Operating Partnership shall have need to establish the authenticity of any such Leases, Approved Contracts or other Documents in connection with any dispute, or legal, administrative or other proceeding, Owner agrees that upon request by Operating Partnership at any time, Owner shall provide such affidavits with respect to the authenticity of any such Leases, Approved Contracts or other Documents as Operating Partnership shall request. Such obligation to provide affidavits as aforesaid shall survive the Closing.

                  b. Mutual Deliveries. Operating Partnership and Owner shall deliver or cause to be delivered the following at the Closing:

                  (1) Executed and acknowledged counterparts of the Contract Assignment.

                  (2) Executed and acknowledged counterparts of the Lease Assignment.

                  (3) A closing statement reflecting the adjustments made at the Closing and described in Section 9 hereof.

                  (4) Agreements in the form and substance reasonably satisfactory to the parties between the Lenders, and Owner and Operating Partnership related to the acquisition of the Property "subject to the Loans.

                  (5) Documents called for by Section 2(a) hereof.

                  c. Operating Partnership's Deliveries. On the Closing Date, Operating Partnership shall deliver at the Closing in escrow with the Title
Company:

                  (1) All documents required of Operating Partnership or the Company called for by Section 2(a) hereof; and

                  (2) Such other instruments as Owner may reasonably request.

                  9. Closing Costs and Prorations. At Closing, closing costs shall be paid and prorations made as follows:

                  a. Closing Costs. Owner shall pay any state, county, or local transfer taxes. Operating Partnership shall pay any recording costs customarily paid by purchasers of commercial real estate in the Chicago metropolitan area, and the title insurance premium for the owner's title insurance policy issued at Closing to Operating Partnership by the Title Company and the costs for the Survey. Operating Partnership and Owner shall each pay one half of any escrow fee charged by the Title Company.

                  b. Prorations. The Agreed Value shall be subject to the following prorations which, at the election of Owner, shall be made in cash and shall not affect the number of Units issued to Owner:

                           (1) Taxes. Real property taxes and general, and
                  special assessments shall be prorated through the Closing Date on the basis of the fiscal year for such taxes and assessments. To the extent Owner has undertaken to obtain any real estate tax abatement, the amount of the net proceeds of such tax abatement shall be prorated through the Closing Date, if, as and when such proceeds are paid by the applicable governmental taxing authority (it being understood that to the extent any tenant leasing space in the Real Property shall be entitled to any portion of such tax abatement, that such portion shall be turned over to Operating Partnership to remit to such tenant and shall be deducted from any tax abatement proceeds in connection with calculating the net proceeds thereof). At Closing, Operating Partnership shall be deemed to have assumed the obligation of Owner to pay $100,000 in each of the years 1997 and 1998 to Hynes & Johnson for that firm's legal representation of Owner regarding real estate tax assessments for those years.

                           (2) Rents. Prepaid rent, nondelinquent base rents,
                  additional rents in the nature of operating expense recoveries and tax reimbursements under the Leases shall be prorated as of the Closing Date. Rents collected after the Closing Date from tenants whose rental was delinquent on the Closing Date, shall be deemed to apply first to current rental due at the time of payment and second to the rentals which were delinquent on the Closing Date. Unpaid and delinquent rents, to which Owner is entitled, shall be turned over promptly to Owner if collected by Operating Partnership after the Closing Date, less any reasonable collection costs actually incurred by Operating Partnership. Operating Partnership agrees to use good faith efforts to attempt to collect such rents but shall not be obligated to terminate any lease or initiate any legal proceedings. As of the Closing Date, Operating Partnership shall be entitled to a credit for any tenant security deposits and interest thereon, if any, and any other amounts due tenants' pursuant to such security deposits unless such security deposits are assigned pursuant to Section 8 or have been previously applied by Owner (an "Applied Security Deposit"). Owner hereby indemnifies Operating Partnership, effective from and after the Closing, for the amount of any Applied Security Deposit and interest, if any, payable thereon under the applicable Lease applied in violation of any

                  Lease, as to which the Tenant under the applicable Lease does not supply a Tenant Estoppel acknowledging that the security deposit has become an Applied Security Deposit. In the event that any additional rent or the calculation thereof is subject to adjustment pursuant to the terms and provisions of any Lease (e.g., year-end adjustments to escalation charges and the like), then after the amount of such additional rent is finally determined by Operating Partnership and Owner, the parties shall make the proper adjustments so that the proration of rents will be accurate based upon the actual amount of additional rent collected for the period in question, and payment shall be made promptly to Operating Partnership or Owner, whichever may be entitled to such payment, by the other party for the purpose of making such adjustment.

                           (3) Utilities. Charges and assessments for sewer and
                  water and other utilities, including charges for consumption of electricity, steam and gas shall be apportioned by Operating Partnership and Owner as of the Closing Date based on final readings therefor as of the Closing Date (or, if such final readings have not been obtained, based upon estimates of the amounts that will be due and payable on the next payment date). During the 60-day period following the Closing, to the extent not payable by Tenants, Owner and Operating Partnership shall recalculate the foregoing adjustments based upon actual final invoices.

                           (4) Adjustment of Contracts. Payments required or
                  received under all Approved Contracts (and unapproved Contracts, the termination of which is not effective until after Closing), shall be apportioned by Operating Partnership and Owner as of the Closing Date, provided, however, that Owner shall be entitled to reimbursement at Closing for all Leasing Costs incurred and paid pursuant to any New Lease.

                           (5) The Loans. Interest due under the Loans shall be
                  prorated as of the Closing Date.

                           (6) Construction Inventory. Operating Partnership
                  shall pay to Owner the sum of $123,160 for the construction inventory listed on Exhibit B attached hereto.

                  c. Owner's Payment Obligation. Except as otherwise provided for herein, all expenses, taxes, fees, charges and assessment of every type relating to the Property and accruing for any period prior to the Closing shall be paid promptly by Owner except to the extent that Operating Partnership received credit therefor at the Closing.

                  d. Post Closing Cooperation. After the Closing Operating Partnership and Owner shall cooperate with each other, and shall cause their respective property managers for the Property to cooperate with each other, including without limitation making available books and records for the Property, in order to respond to any Tenant inquiry concerning, challenge to or audit of, any operating expense or similar additional rent or rent escalation item.

                  The provisions of this Section 9 shall survive Closing.

                  10. Notice to Tenants. At Closing, Operating Partnership and Owner shall notify tenants under the Leases in writing of Operating Partnership's acquisition of the Property, which notices shall be in the form and substance reasonably satisfactory to Operating Partnership and Owner.

                  11. Default.

                  a. Operating Partnership's Default. In the event that this Agreement does not close due to a default by Operating Partnership, Owner shall retain the Deposit as liquidated damages, and not as a penalty, and this shall be Owner's sole and exclusive remedy. The parties agree that Owner's actual damages would be difficult or impossible to determine if Operating Partnership defaults, and the Deposit is the best estimate of the amount of damages Owner would suffer. Owner and Operating Partnership agree that if the Deposit is so retained by Owner pursuant to this Section 11(a), it shall be paid 60% to Westbrook Corporate Center Associates, 20% to Westbrook Corporate Center IV Associates Limited Partnership and 20% to Westbrook Corporate Center V Associates Limited Partnership.

                  b. Owner's Default. In the event that this Agreement does not close as a result of a default by Owner, Operating Partnership shall have the election (i) to terminate this Agreement, secure a refund of its Deposit and be reimbursed all costs incurred by Buyer in connection with this transaction, (ii) seek equitable relief, including specific performance of this Agreement, or
(iii) waive the default and proceed to Closing.

                  12. Owner's Representations and Warranties. Owner hereby makes the following representations and warranties to Operating Partnership as of the Effective Date, which representations and warranties shall survive Closing for one (1) year:

                  a. Delivery of Written Materials. All Documents and other written materials (including, without limitation, the Exhibits to this Agreement) which Owner has delivered or shall deliver to Operating Partnership pursuant this Agreement are and shall be complete in all material respects, and Owner shall deliver or cause to be delivered all such Documents and other written materials to Operating Partnership pursuant to Section 4 and Section 8 hereof. The copies of the Leases, the Contracts and the Financial

Statements now or hereafter delivered to Owner are true and accurate in all material respects.

                  b. Other Agreements. On the Closing Date there will be no material contracts, agreements or understandings oral or written, with any person affecting the Property which have not been fully performed except the Approved Contracts, the Leases, the Approvals, the exceptions to title to the Property.

                  c. Due Authorization. Subject to the consent and agreement referred to in paragraph 5(d), Owner has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Owner herein, and to perform its obligations hereunder. Owner is duly authorized to execute and deliver, and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto.

                  d. Intentionally deleted.

                  e. No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the Leases or the Contract Rights or any other agreement or instrument to which Owner is now a party or otherwise subject.

                  f. Leases. (i) Attached hereto as Exhibit I is a full and complete list of the Leases and any amendments thereto or modifications thereof and of all other rental or occupancy agreement entered into by Owner with respect to or affecting the Property, (ii) a full and complete copy of each Lease and any and all amendments thereto and modifications thereof have been made available to Operating Partnership, (iii) there are no brokerage fees, commission or any other payments owed or payable by the Lessor under any of the Leases, now or in the future, to any parties in connection with any of the Leases, except for commissions that may become payable for future, unexercised renewals, extensions or expansions of Leases, a complete list of which is set forth on Exhibit N or Exhibit Q, the responsibility for which Operating Partnership shall assume, (iv) no rentals or other amounts due under the Leases have been paid more than one (1) month in advance (except for rent paid upon execution of Leases which have not yet commenced, as indicated on Exhibit I),
(v) the transactions contemplated in this Agreement will not cause or constitute a breach or default under any of the Leases; (vi) except as set forth on Exhibit I, no security or other deposits of any type have been paid by any of the Tenants under any of the Leases; (vii) to Owner's knowledge the Leases are in full force and effect; (viii) except as set forth in Exhibit I to Owner's knowledge no tenant is delinquent in its obligation to pay rent or other charges under its Lease and no material breaches or defaults of any of the terms and provisions of any of the Leases by the Owner or the Tenant thereunder exists;
(ix) except as set forth in Exhibit I or provided in the Lease, there are no outstanding tenant improvement obligations, rent credits or lease concessions due tenants under the Leases, and (x) none of the tenants under the Leases has asserted any defenses, set-offs or claims in connection with any of the Leases;

                  g. Contracts. There are no service or maintenance contracts or other Contracts of agreements now in force between Owner and any other party with respect to or affecting the Property, except for the Contracts set forth on Exhibit J attached hereto and made a part hereof and except for an either oral or written agreement from the owner of property across 22nd Street to contribute to the traffic light maintenance costs, and Owner has made available for Operating Partnership's inspection full and complete copies of all of the Contracts and all amendments thereto. There are no agreements with any abutters to the Property, oral or written, except as described on Part II of Exhibit J attached hereto.

                  h. Notices. Owner has received no written notice or citation (a "Notice"):

                  (1) From any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of any law, regulation, permit, order or directive in respect of the Property or any part thereof, which has not been entirely corrected;

                  (2) From any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance or bond.

         If any such Notice is received by Owner prior to Closing, Owner shall notify Operating Partnership promptly thereof and provide a copy of such Notice to Operating Partnership.

                  i. Legal Proceedings. Except as set forth on Exhibit O hereto, there are no actions, suits or proceedings, pending, or, to Owner's knowledge, threatened before any court, commission, agency or other administrative authority against, or affecting Owner or the Property which are not covered by insurance maintained by Owner.

                  j. No Employees. Owner does not directly employ any employees who work at the Property, or, if Owner does employ employees who work at the Property, the employment of all such employees shall be terminated at Closing.

                  k. No Adverse Facts. Owner has no actual knowledge of any structural or material defects to the Property.

                  l. Union Contracts. There are no union contracts or collective bargaining agreements in force affecting Owner or the Property, except with regard to janitorial services.

                  m. Hazardous Materials. Owner has delivered to Operating Partnership all reports in Owner's possession or control related to hazardous materials. Owner has never used, generated, processed, stored, released, discharged, transported, handled or disposed of any hazardous matter, hazardous waste or hazardous substance on, in or in connection with the Property except in compliance with all applicable laws, and, to Owner's actual knowledge, no prior owner or operator of the Property has used, generated, processed, stored, released, discharged, transported, handled or disposed of such waste or substance on or in the Property. To Owner's actual knowledge, no such hazardous matter, hazardous waste or hazardous substance is now or has ever been used, generated, processed, stored, released, discharged, transported, handled or disposed of on or in the Property except in compliance with all applicable laws. For the purposes of this paragraph, "hazardous matter", "hazardous waste" and "hazardous substance" shall mean any material which may be dangerous to health or to the environment, including without implied limitation all "hazardous matter", "hazardous materials," "hazardous substances," and "oil" as defined in any applicable federal, state or local law, rule, order or regulation relating to the protection of human health and the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including all of the following statutes and their implementing regulations:

                  (A) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. s.9601 et seq;

                  (B) Toxic Substances Control Act, 15 U.S.C. s.2601 et seq;

                  (C) Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. s.136;

                  (D)      Federal Water Pollution Control Act, 33 U.S.C.
                           s.1251 et seq;

                  (E) Federal Solid Waste Disposal Act, 42 U.S.C. s.6901 et seq;

                  (F)      Clean Air Act, 42 U.S.C. s.7401 et seq;

                  (G) Applicable laws and regulations of the State of Illinois relating to hazardous matter, substances or wastes, waste oil, and air or water quality.

                  n Assessments. There are no special assessments filed, pending or, to Owner's actual knowledge, proposed, against the Premises or any portion thereof, including, without limitation, any street improvement or special district assessments.

                  o        [Intentionally Omitted]

                  p. The Loans. True and complete copies of all documents evidencing the Loans have been delivered to Operating Partnership. The Loans are in full force and effect, and Owner is not in default thereunder. The outstanding principal balance of the Loans excluding the Redemption Notes as of this date is $126,458,603.69. Owner intends to draw an additional $6,500,000 under the Loan on Building IV (which sum is included in the calculation of Agreed Value). Other than with respect to the Aetna Loans there are no breakage costs, prepayment penalties or premiums, assumption fees or like charges which will be due or payable in connection with the transactions contemplated hereby, and the Loans (other than the Aetna Loans) may be prepaid at any time.

                  q. Updating of Schedules, Exhibits, Representations and Warranties. Owner shall have the right to modify, update and supplement all representations, warranties, exhibits and schedules attached to or delivered in connection with this Agreement through the Closing Date, solely with respect to events occurring after the Effective Date which were not within the reasonable control of Owner or of which Owner first became aware after the Effective Date, to the extent required to make such representations, warranties, exhibits and schedules true, accurate and complete in light of such events; provided, however, that if any such modification, update or supplement has, in Operating Partnership's sole judgment, a material adverse effect on the condition or value of the Property, Operating Partnership shall have the right, as its sole remedy (unless the same otherwise constitutes or is caused by an intentional default by Owner hereunder), to terminate this Agreement by notifying Owner, in writing. For purposes of this clause (q), the term material adverse effect shall include, without limitation, any condition or state of facts the cost of which exceeds $250,000 in the aggregate.

                  r. Village Inspection. Owner and Operating Partnership are aware that the Village of Westchester requires an inspection of the Property upon a sale and imposes a fee of $.05 per square foot of space inspected. The applicable ordinance has been determined to be unconstitutional by the Illinois Attorney General. Nevertheless, Owner hereby indemnifies and holds Operating Partnership harmless from any and all loss, cost, claim or damage, including without limitation the payments of such fee and the repair of any matters discovered in any subsequent inspection of the Property under such provision, and any and all fines imposed for failure to so comply. Owner shall not be required, however, to resolve the matter prior to Closing unless resolution is necessary to obtain documentary stamps or record the deed.

                  13. Operating Partnership's Representations, Warranties and Covenants. Operating Partnership hereby makes the following representations and warranties to Owner as of the Effective Date:

                  a. Due Authorization. Upon satisfaction of the Contingency described in Section 5(c), Operating Partnership has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and the individual(s) executing this Agreement on behalf of Operating Partnership has the authority to bind Operating Partnership to the terms and conditions of this Agreement.

                  b. Enforceability. Upon satisfaction of the Contingency described in Section 5(c), this Agreement and all documents required hereby to be executed by Operating Partnership, when so executed, shall be legal, valid, and binding obligations of Operating Partnership, enforceable against Operating Partnership in accordance with their respective terms.

                  c. Deferral of Contributor's Gain. If Operating Partnership
(i) fails to maintain for a period of ten (10) years from the Closing Date nonrecourse indebtedness ("Nonrecourse Debt") such that the amount of such indebtedness includable by each of the Contributors in each such Contributor's respective Federal income tax basis for its interest in Operating Partnership is at least equal to the respective amounts (the "Nonrecourse Built-in Gain") for such Contributor set forth in the NBG Schedule (as hereinafter defined and including adjustments thereto pursuant to the third sentence of the fifth paragraph of this Section 13.c.) (a "Basis Event"), or (ii) sells or otherwise transfers any portion of the Property prior to the tenth (10th) anniversary of the Closing Date in a taxable transaction or a non-taxable transaction with "boot" (a "Sale Event"), then Operating Partnership shall pay to each Contributor an amount equal to the Tax Payment, calculated in the manner provided below in this Section 13.c. Each of the events described in the preceding sentence is herein referred to as a "Gain Recognition Event". Subject to the remaining terms of this Section 13.c. below, Operating Partnership's obligation to maintain Nonrecourse Debt includable in a Contributor's Federal income tax basis for its interest in Operating Partnership shall cease with respect to each particular Contributor as to that portion of the Nonrecourse Built-in Gain attributable to the portion of any Property sold or otherwise transferred by Operating Partnership in a taxable transaction, or, as the case may be, if there is a non-taxable transaction with boot, as to that portion, if any, of the Nonrecourse Built-in Gain as to which gain was recognized.

         The Tax Payment payable by Operating Partnership to a Contributor affected by a Sale Event shall be an amount equal to the product of (i) the Applicable Percentage (as defined below) on the date of the Sale Event, and (ii) the tax (computed as provided below) on (A) the gain required to be allocated to the Contributor under Internal Revenue Code Section 704(c) as a result of the Sale Event minus (B) any passive loss carryforwards at the time of the Sale Event attributable to the Property which may be available to offset such gain. The "Applicable Percentage" for purposes of this paragraph shall be 100%, reducing by 10% on each anniversary of the Closing. Thus, if a Sale Event occurred between the fifth and sixth anniversaries of the Closing, Operating

Partnership would be required to pay fifty percent (50%) of the amount determined under clause (ii).

                  The Tax Payment payable by the Operating Partnership to a Contributor affected by a Basis Event shall be an amount equal to the product of
(i) the Applicable Percentage on the date of the Basis Event and (ii) the tax (computed as provided below) on (A) the gain recognized by the Contributor as a result of the deemed cash distribution to the Contributor due to the Basis Event minus (B) any passive loss carryforwards at the time of the Basis Event attributable to the Property which may be available to offset such gain. The "Applicable Percentage" for purposes of this paragraph shall be 100%. For purposes of the Applicable Percentage under this paragraph, a Basis Event shall be deemed to occur when the payment, repayment, refinancing or other event occurred which resulted in a reduction in Nonrecourse Debt basis allocable to the Contributor despite the fact that the occurrence of a Basis Event may not be determined until the end of Operating Partnership's tax year pursuant to the provisions of the applicable regulations promulgated pursuant to the Internal Revenue Code. Nothing in the preceding sentence shall be deemed to affect the fact that a failure to maintain adequate Nonrecourse Debt may in some instances be determined only as of the end of Operating Partnership's tax year.

                  For purposes of computing the Tax Payment, the tax on the relevant amount of gain or income shall be computed on the basis of the highest stated marginal federal and state tax rates applicable to the type of gain or income resulting from the Sale or Basis Event regardless of the amount of tax actually paid or incurred by the Contributor, except that in determining such taxes a deduction shall be made for the tax benefit attributable to the deduction for federal income tax purposes of the assumed state income tax, with the tax benefit calculated based upon the highest stated marginal federal income tax rates. For the purposes hereof, the highest applicable stated marginal rate shall be the highest rate (based on the type of gain or income) stated as a number (i.e., a percentage), determined without regard to phase-outs, use of tax tables, and other matters which may affect or result in a different effective marginal rate. For example, for the above purposes, the highest stated marginal rate for an individual as of the date hereof (and, for purposes of this example, without regard to any retroactive changes which may be made in the applicable law after the date hereof) is 39.6% for ordinary income and 28% for capital gains.

                  Within ten (10) days after the date hereof, Owner shall deliver to Operating Partnership a schedule of the Nonrecourse Built-in Gain (i.e., the "negative capital account") attributable to each Owner as of December 31, 1996. No later than September 30, 1997, Owner shall deliver to Operating Partnership a schedule (the "NBG Schedule") of the negative capital accounts for each Contributor in each Owner as of the Closing (but reflecting any cash distribution on liquidation of Owner) and the sum of these amounts as to all Owners shall be the Nonrecourse Built-in Gain as to each Contributor. The sum of the Nonrecourse Built-in Gain for all Contributors shall not exceed $55,000,000 and, should the sum on the NBG Schedule exceed such amount, the Nonrecourse Built-in Gain of each Contributor shall be reduced proportionally (in proportion to their respective negative capital account(s)) to the extent necessary to make the total Nonrecourse Built-in Gain for purposes of the NBG Schedule no more than $55,000,000. Operating Partnership is relying on the information provided in Schedule NBG as to the amount of Nonrecourse Built-in Gain, and the occurrence of a Basis Event, and thus Operating Partnership's responsibility for Tax Payments with respect thereto, shall be limited based upon the amounts set forth in Schedule NBG (as adjusted pursuant to the immediately preceding sentence) notwithstanding that a Contributor's actual amount may be greater than the amounts set forth in Schedule NBG (as adjusted pursuant to the immediately preceding sentence); however, if the amount of any Contributor's actual negative capital account as of the Closing (as adjusted for any cash distribution on liquidation of the Owner) is less than that shown on Schedule NBG (as adjusted pursuant to the immediately preceding sentence) the occurrence of a Basis Event, and thus the requirement and amount of any Tax Payment, shall be based upon the actual amounts.

                  Within ten (10) days after the date hereof the parties hereto shall agree on an Exhibit H to be attached hereto, which Exhibit H shall be the agreed value allocation to each Owner of the aggregate gross value of the Real Property.

                  Each Contributor shall, upon request of Operating Partnership, provide it with copies of such tax returns, schedules and other information reasonably requested by Operating Partnership to enable it to make any necessary calculations hereunder, including, without limitation, copies of state and federal tax returns and schedules of passive loss carryforwards. In lieu of providing such information, a Contributor may instead provide a certification from a certified public accountant reasonably acceptable to Operating Partnership as to the Tax Payment due to such Contributor, such certification to include reasonable detail as to the calculation thereof and any assumptions and other material matters with respect thereto.

                  Any Tax Payment hereunder shall be payable by Operating Partnership on or before the later of (i) March 15th of the calendar year following a Gain Recognition Event or (ii) twenty-five (25) days after the Contributor has provided the information required under the preceding provisions of this Section 13.c. as to the calculation of any Tax Payment, provided that if as a result of a Gain Recognition Event a Contributor is required to make estimated tax payments in excess of the estimated tax payments it would have had to make to qualify under the applicable safe harbor rules, then appropriate portions of the Tax Payment shall be made to Contributor in the amount of such excess on the later of (x) ten (10) days before each such estimated tax payment is due, and (y) ten (10) days after the Contributor has provided Operating Partnership with the amount of such excess then due, including reasonable detail as to the calculation thereof. Any Tax Payment not made when due hereunder shall bear interest and late payment penalties in the same amount as would be imposed by the Internal Revenue Service on a tax not paid when due. The Contributor shall also be entitled to recover all costs of collection including reasonable attorneys' fees.

The provisions of this Section 13.c. shall apply only to the circumstances specifically defined as either a Basis Event or a Sale Event and shall not apply to, and no Tax Payment shall be payable as a result of, any tax consequences arising from any other transaction or event or as a result of any transfer by, or any other act, action or omission of, any Contributor.

Operating Partnership agrees that to the extent of any conflict between the terms of this Section 13.c. and Section 7.1D of the Partnership Agreement,
Section 13 of this Agreement shall control. The provisions of this Section 13.c. shall survive the Closing and shall continue without regard to the limits set forth in Section 16 hereof. The payments required to be made to a Contributor pursuant to this Section 13.c. shall be the sole and exclusive remedy available to a Contributor in the event of a Gain Recognition Event.

                  d. If the Closing shall occur, the provisions of Section 11 and 16 hereof shall not limit the liability of Operating Partnership for breach of the foregoing representations, warranties and covenants.

                  14. Actions After the Effective Date. The parties covenant to do the following through the Closing Date.

                  a. Title. Owner shall not make any changes in the condition of title to the Property from and after the Effective Date which will not be released and removed at Closing, except with Operating Partnership's advance written consent, which consent shall not be unreasonably withheld or delayed.

                  b. Maintenance and Operation of Property. Owner shall continue to operate, maintain and insure the Property consistent with the present business and operations thereof and in a first-class manner, and Owner shall maintain the Buildings, improvements, utilities, and systems that comprise or that are upon the Property in good condition and repair, normal wear and tear and casualty (subject to the provisions of Section 17 below) excepted, it being the intention of the parties hereto that the general operations of the Property shall not be changed between the date hereof and the date of Closing; and to the extent any of the building systems should break or otherwise become dysfunctional, Owner shall cause the same to be repaired and put in good working order prior to the Closing Date. Owner shall maintain all existing insurance property and casualty insurance coverages (or similar replacements thereof) and liability insurance in an amount of no less than $10,000,000 in full force and effect until the Closing. Owner shall not enter into any new Contract or equipment lease which will survive the Closing without the prior written consent of Operating Partnership, which consent shall not be unreasonably withheld with respect to any such proposed Contract or equipment lease that may be terminated with thirty (30) days notice. Any such Contract or equipment lease approved by Operating Partnership shall be deemed an Approved Contract. Except as provided in Exhibit Q, Owner shall complete all tenant improvement work and pay all brokerage commissions with respect to any leases entered into prior to the date of this Agreement.

                  c.       Intentionally Deleted.

                  d. Entry; Operating Partnership's Inspection. Operating Partnership and its agents, employees and contractors may enter the Property for purposes of inspection and survey and conducting soils, engineering and other tests. Operating Partnership shall perform any testing or inspection of the Property only after Operating Partnership has provided to Owner certificates of insurance or other evidence reasonably satisfactory to Owner that Operating Partnership and its consultant, agent or representative carries general liability insurance in an amount of at least Three Million Dollars ($3,000,000) together with evidence of adequate worker's compensation insurance. Operating Partnership shall perform the testing and inspection of the Property at such times and so as to cause no unreasonable disturbance of the operation of the Property and the possession thereof by the tenants. Owner shall have the right, at its option, to cause Owner's representative to be present at all inspections, reviews and examinations conducted on the Property by Operating Partnership. Operating Partnership shall give to Owner one (1) business day's advance notice of any such inspections, reviews or examinations. Operating Partnership shall repair any damage and indemnify, defend and hold Owner harmless from any cost, claim or expense arising from such entry by Operating Partnership or from the performance of any such tests by Operating Partnership, except that Operating Partnership's agreements as set forth in this sentence shall not extend to any pre-existing condition that is discovered by Operating Partnership to be present on, under or about the Property. The obligations of Operating Partnership set forth in the immediately preceding sentence shall survive the Closing or any earlier termination of this Agreement. Operating Partnership may also enter the Property for the purpose of conducting interviews with existing tenants under the Leases, but entry for such purpose shall be made only with prior appointment with Owner or Owner's management agent for the Property, and Owner shall have the right to have its representative accompany Operating Partnership on any such interview.

                  e. Leasing. In order to provide for an efficient process for the approval of any New Lease (hereinafter defined), Owner shall meet with Operating Partnership from time to time to discuss leasing parameters and lease proposals. As any proposal for a New Lease is received by Owner, it shall notify Operating Partnership and afford Operating Partnership an opportunity to comment upon the proposal to Owner prior to Owner responding to such proposal. Owner, however, shall not be bound by the comments or suggestions of Operating Partnership. Owner, however, shall not enter into any new Lease or any amendment or modification to any Lease except as may be required pursuant to such Lease (any of the foregoing and those leases set forth in Exhibit Q attached hereto a "New Lease") of the Property or any portion thereof, or any construction contract for the construction of tenant improvements in connection with any proposed Lease, except in compliance with this Section 14.e. A copy of each New Lease proposed to be entered into by Owner after the Effective Date will be submitted to Operating Partnership for its approval prior to execution by Owner, together with a reasonably detailed budget setting forth the Leasing Costs to be incurred in connection with such New Lease, and a copy of any proposed construction contract for the construction of tenant improvements in connection with such proposed New Lease, together with a full disclosure of any affiliation between Owner and the proposed tenant or contractor. Operating Partnership shall notify Owner in writing within five (5) business days after its receipt of each such proposed New Lease, budget, and construction contract, if applicable, either of its approval or disapproval thereof, including of the leasing costs to be incurred in connection therewith and of any such construction contract. In the event Operating Partnership informs Owner that Operating Partnership does not approve any such proposed New Lease, which approval shall not be unreasonably withheld or delayed, Owner shall not enter into such New Lease, or any such construction contract, as the case may be. In the event Operating Partnership fails to notify Owner in writing of its approval or disapproval of any such proposed New Lease or contract within the five-day time period for such purpose set forth above, such failure shall be deemed the approval by Operating Partnership of such New Lease, budget and contract. Upon the approval or deemed approval of any such construction contract, if the work under such contract is not complete as of the Closing Date, such contract shall be treated for all purposes as an Approved Contract. If Operating Partnership approves, or is deemed to have approved of, any New Lease, Leasing Costs incurred by Owner in connection therewith in an amount not to exceed the amount of such Leasing Costs approved or deemed approved by Operating Partnership as provided herein, shall, if a Closing shall occur, be the obligation of Operating Partnership, and to the extent that Owner has theretofore expended any sums for any of the foregoing, Operating Partnership shall, subject to such limitation, reimburse Owner at Closing for the amount of any such sums expended.

                  In connection with the New Leases, Owner has an existing contract with Krusinski Construction Company for tenant improvement work at the Property. Owner shall terminate that contract at or prior to the Closing Date except with respect to work in process on the Closing Date and authorized in accordance with the prior paragraph.

                  f. Subordination Non-Disturbance, and Attornment Agreements. To the extent required by Aetna, Owner shall seek Subordination, Non-Disturbance and Attornment Agreements from Tenants under Leases and New Leases, in such form as may be required by Aetna for execution and delivery by such Tenants on or before the Closing (or, if a Lease requires a particular form of SNDA, in the form required by such Lease).

                  15. Use of Proceeds to Clear Title. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to Closing

Date, and any other liens and encumbrances which Owner is obligated to pay and discharge together with the cost of recording and filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable on the Closing Date if Owner delivers to Operating Partnership on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record and Operating Partnership's title company agrees to insure against such liens or encumbrances.

                  16. Survival. Unless otherwise expressly stated to the contrary, the remedies for breach of representations and warranties of Owner contained in Section 12 hereof and the terms, covenants and indemnities contained in this Agreement required to be operative after delivery of the Deed shall survive delivery of the Deed for one (1) year after the Closing, and, to the extent notice of breach has been sent within such one (1) year period and an action has been commenced within ninety (90) days thereafter, until final unappealable adjudication thereof, and shall not be deemed to have been merged in the Deed. Owner agrees to indemnify and hold Operating Partnership harmless from and against any and all claim, loss, liability or expense (including reasonable counsel fees) incurred in connection with or arising out of the breach of any representation, warranty or agreement of Owner contained in this Agreement. The representations and warranties of the Owner which by the terms of this Agreement survive the Closing shall be enforceable against Podolsky Family Limited Partnership (PFLP). For the period set forth above, the PFLP shall not, by its act or omission, dispose of or encumber the Units delivered to it pursuant to this Agreement and the liquidation of the respective Owners in a manner which will reduce the unencumbered value of Units held by PFLP below $5,000,000.00.

                  Unless otherwise expressly stated to the contrary, the representations and warranties of Operating Partnership contained in Section 13 hereof and the terms, covenants and indemnities contained in this Agreement required to be operative after delivery of the Deed shall survive for one (1) year after the Closing and shall not be deemed to have merged into the Deed. Operating Partnership agrees to indemnify and hold Owner harmless from and against any and all claims, loss, liability or expense (including reasonable counsel fees) incurred in connection with or arising out of breach of any representation, warranty, easement or agreement of Operating Partnership contained in this Agreement.

                  17. Damage to Property. If the Property or any part thereof
(i) is damaged by casualty or (ii) is taken by exercise of the power of eminent domain prior to the Closing Date, and in the case of either such casualty or taking the damage to the Property exceeds $250,000, as reasonably determined by Operating Partnership, Operating Partnership may terminate by notice given to Owner within thirty (30) days of the date Owner gives notice to Operating Partnership of such casualty or taking. If Operating Partnership does not so terminate this Agreement or such damage does not exceed $250,000 the parties shall proceed to Closing without any reduction in the Agreed

Value except as specifically provided below. At the Closing, Owner shall assign to Operating Partnership all insurance proceeds arising from the casualty (to the extent not applied to any restoration relating thereto), together with a credit against the Agreed Value equal to the deductible amount under the applicable insurance policy, or pay over or assign to Operating Partnership all awards recovered or recoverable on account of such taking.

                  18. Brokerage Commission. Owner and Operating Partnership each warrant to the other party that its sole contact with the other party or the Property regarding this transaction has been directly with the other party other than Podolsky and Associates L.P. (the "Owner's Broker"). Owner shall be responsible for any fees or commissions payable to the Broker. Owner and Operating Partnership further warrant to each other that, except as set forth above, no broker or finder can properly claim a right to a commission or finder's fee based upon contacts between the claimant and the warranting party with respect to the other party or the Property. Owner and Operating Partnership shall indemnify, defend and hold the other party harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, resulting from any claim for a fee or commission by any broker or finder in connection with the Property and this Agreement resulting from the indemnifying party's actions. The foregoing indemnities shall survive the Closing and shall not be subject to the general one (1) year limitation on survival of representations and warranties.

                  19.      Disclosure; Audit Right.

                  a. Public Disclosure of Agreement. Owner acknowledges that Beacon Properties Corporation, the general partner of Operating Partnership, is a publicly owned corporation subject to regulation by the Securities and Exchange Commission ("SEC"), and that the regulations of the SEC may require that Operating Partnership disclose the existence of this Agreement and the contents of some or all of the Documents delivered by Owner. Accordingly, Owner expressly consents to the disclosure of the terms and conditions of this transaction, this Agreement itself, and terms of any Document which Operating Partnership in good faith believes should be disclosed in connection with fulfillment of its disclosure requirements under SEC regulations. In addition, Operating Partnership and Owner shall have the right to issue press releases announcing this transaction at any time after the date hereof. Each shall be entitled to a prior review of the other's press release.

                  b. Right to Audit. Pursuant to Section 4.g hereof, Owner is obligated to deliver to Operating Partnership certain financial statements and balance sheets for the Property. In order to comply with SEC regulations, Operating Partnership may need the right prior to or subsequent to Closing, to conduct an audit of Owner's books and records for the Property in conformity with Section 3.14 of SEC Regulation SX for 1994, 1995, 1996 and/or for Owner's period of ownership in 1997, at Operating Partnership's sole cost and expense. Owner hereby agrees to permit Operating Partnership and Operating

Partnership's accountants access to such books and records (including those maintained by Owner's management agent for the Property) and to cooperate with Operating Partnership, and to cause Owner's accountants to cooperate with Operating Partnership, at no cost to Owner, to enable such audit to be performed. Operating Partnership agrees that no information disclosed in such audit will alter any obligation of Owner. The provisions of this Section 19.b shall survive the Closing indefinitely.

                  20. Successors and Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Operating Partnership may assign its rights and obligations hereunder to any affiliate of Beacon Properties Corporation or to any entity in which Operating Partnership, and/or any affiliate of Beacon Properties Corporation, have an economic interest. Except for the assignment permitted by the preceding sentence, Operating Partnership may not assign Operating Partnership's rights hereunder to any party without Owner's consent. No such assignment shall relieve Operating Partnership named herein of any liability to Owner.

                  21. Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both verbal and written. The parties intend that this Agreement constitute the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any proceeding involving this Agreement.

                  22. Attorneys' Fees. In the event of any litigation regarding the rights and obligations under this Agreement or in the Escrow Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs. Each party shall bear its own attorneys' fees in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder.

                  23. Notices. All notices required to be given pursuant to the terms hereof shall be in writing and delivered by registered or certified mail (with postage prepaid and return receipt requested), or by overnight delivery service or private commercial courier which provides receipt of delivery (such as Federal Express) or via facsimile transmission (with confirmation copy sent by overnight delivery service), and any notice so delivered shall be deemed given upon receipt or refusal of delivery, whichever shall first occur, addressed to Owner at Owner's Address, with a courtesy copy to Sidney G. Saltz, Esq., Jenner & Block, One IBM Plaza, Chicago, Illinois 60611 and to Larry Blust, Esq. Jenner & Block, One IBM Plaza, Chicago, Illinois 60611; and to Operating Partnership at Operating Partnership's Address, with a courtesy copy to Jordan
P. Krasnow, Esq., Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110-3333 and to William A. Bonn, Esq. General Counsel, Beacon Properties Corporation, 50 Rowes Wharf, Boston, MA 02110. The foregoing addresses may be changed by written notice to the other party as provided herein.

                  24. Exhibits and Defined Terms. All exhibits attached hereto are incorporated herein by reference thereto. All of the terms and definitions set forth in the Defined Terms section are incorporated in this Agreement by reference thereto.

                  25. Time. Time is of the essence of every provision herein contained. When the last day for the performance of any act permitted or required hereunder falls on any day which is not a business day in the Chicago, Illinois or Boston, Massachusetts, such act may be performed on the next business day in said city.

                  26. Applicable Law. This Agreement shall be governed by the laws of the State of Illinois.

                  27. No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

                  28. No Recording. Operating Partnership agrees that it shall not record this Agreement or any summary of the provisions thereof. Any such recording shall automatically render this Agreement null and void.

                  29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  30. Books and Records. From and after Closing, Owner shall have the right to inspect and otherwise have access to any books and records for the Property to the extent necessary for Owner to complete any tax returns or to reconcile any payments or credits for real estate taxes, common area expenses or other similar items.

          THE FOLLOWING PAGES ARE THE SIGNATURE PAGES FOR THAT CERTAIN
           CONTRIBUTION AGREEMENT BETWEEN THE PARTIES DESCRIBED BELOW
                           DATED AS OF MARCH __, 1997




IN WITNESS WHEREOF, the parties hereto have executed one or more copies of this Agreement under seal the day and year first above written.

                    "Owner"
                    WESTBROOK CORPORATE CENTER ASSOCIATES, an Illinois limited partnership

                    By: Podolsky Family Limited Partnership, an Illinois limited partnership, its sole general partner

                             By: The Milton Podolsky Revocable Trust under agreement dated May 26, 1978, General Partner

                                      By: _____________________________________
                                               Milton Podolsky, Trustee

                    WESTBROOK CORPORATE CENTER IV ASSOCIATES, an Illinois limited partnership

                    By: Podolsky Family Limited Partnership, an Illinois limited partnership, its sole general partner

                             By: The Milton Podolsky Revocable Trust under agreement dated May 26, 1978, General Partner

                                      By: _____________________________________
                                               Milton Podolsky, Trustee

THE FOLLOWING PAGES ARE THE SIGNATURE PAGES FOR THAT CERTAIN CONTRIBUTION AGREEMENT BETWEEN THE PARTIES DESCRIBED BELOW DATED AS OF MARCH __, 1997

                    WESTBROOK CORPORATE CENTER
                    V ASSOCIATES, an Illinois limited
                    partnership

                    By: Podolsky Family Limited Partnership, an Illinois limited partnership, its sole general partner

                             By: The Milton Podolsky Revocable Trust under agreement dated May 26, 1978, General Partner


                                      By: _____________________________________
                                               Milton Podolsky, Trustee



                    "Operating Partnership"

                    BEACON PROPERTIES, L.P.

                    By:      Beacon Properties Corporation, General Partner


                             By: ______________________________________________
                                      Charles H. Cremens
                                      Senior Vice President

                                    EXHIBIT K



                                ESCROW AGREEMENT



                  To:      Commonwealth Land Title Insurance Company

                  Re: Contribution Agreement dated __________, 1997 (the "Agreement") by and between Westbrook Corporate Center Associates, Westbrook Corporate Center IV Associates Limited Partnership, and Westbrook Corporate Center V Associates Limited Partnership (collectively, "Owner"), and Beacon Properties, L.P., a Delaware limited partnership ("Operating Partnership"), with respect to the purchase and sale of Westbrook Corporate Center, Westchester, Illinois 60154

                  Date:    ____________, 1997

Gentlemen:

Commonwealth Land Title Insurance Company is hereby requested to act as escrow holder for the above referenced transaction pursuant to and in accordance with this Escrow Agreement (this "Agreement"). Capitalized terms used herein without definition which are defined in the Agreement, a copy of which is delivered herewith, shall have the meanings ascribed to them therein. Without limiting the generality of the foregoing, Commonwealth Land Title Insurance Company is hereby deemed to be the "Escrow Holder" within the meaning of the Purchase Agreement.

1. On or before ____, 1997 Operating Partnership shall deposit with Escrow Holder the sum of Five Million and 00/100 Dollars ($5,000,000.00) pursuant to the Agreement, which is to be held in an interest-bearing account with The First National Bank of Boston or other bank acceptable to Operating Partnership and Owner. Such cash deposit, together with all interest earned thereon, shall hereinafter be referred to as the "Deposit".

2. Operating Partnership's tax identification number is 04-3224259. Owner's tax identification numbers are Westbrook Corporate Center Associates 36-3313288; Westbrook Corporate Center IV Associates Limited Partnership 36-3980287; Westbrook Corporate Center V Associates Limited Partnership 36-3981444. Wiring instructions for each of Escrow Holder, Operating Partnership and Owner are attached hereto as Schedule A.

3. If Operating Partnership shall terminate the Purchase Agreement or the Purchase Agreement shall terminate in accordance with its terms, Operating Partnership may so notify Escrow Holder in writing (the "Operating Partnership's Deposit Notice"), with a copy of such notice to Owner. If within ten (10) days after the date of the Operating Partnership's Deposit Notice Owner has not given Escrow Holder a Dispute Notice in accordance with in Section 6 below, Escrow Holder shall pay over the Deposit to Operating Partnership, whereupon this Agreement shall terminate.

4. If Owner shall have a right to retain the Deposit pursuant to Section 11.a of the Purchase Agreement by reason of Operating Partnership's default, Owner may so notify Escrow Holder in writing (the "Owner's Deposit Notice"), with a copy of such notice to Operating Partnership. If within ten (10) days after the date of the Owner's Deposit Notice, Operating Partnership has not given Escrow Holder a Dispute Notice in accordance with Section 6 below, Escrow Holder shall pay over the Deposit to Owner, whereupon this Agreement shall terminate.

5. Upon the occurrence of the Closing, Operating Partnership and Owner shall jointly notify Escrow Holder thereof in writing, and Escrow Holder shall release the Deposit to Operating Partnership, whereupon this Agreement shall terminate.

6. If at any time hereafter either Operating Partnership or Owner (the "Notice Party") shall deliver to the other (the "Recipient") and to Escrow Holder a written notice (given in accordance with either Paragraph 3 or 4 hereof) asserting that the Notice Party is entitled to the Deposit (a "Demand Notice"), the Demand Notice shall include a copy of the notice to given to the Recipient pursuant to the Agreement and a statement, on which Escrow Holder may rely, that the Notice Party has notified the Recipient that the Notice Party is entitled to the Deposit. Escrow Holder shall, ten (10) days after receipt of a Demand Notice, deliver the Deposit in accordance with Section 3 or Section 4 hereof, as applicable, unless within said period of ten (10) days the Recipient shall give written notice to Escrow Holder and the Notice Party that it disputes the Notice Party's claim to the Deposit (a "Dispute Notice"), in which case Escrow Holder shall retain the Deposit until it receives written instructions executed by both Owner and Operating Partnership as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which has not been appealed, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment.

7. The duties of the Escrow Holder shall be determined solely by the express provisions of this Agreement and are purely ministerial in nature. The Escrow Holder is not charging a fee for performing its services under this Agreement. If there is any dispute between the parties hereto as to whether or not the Escrow Holder is obligated to disburse or release the Deposit held under and pursuant to this Agreement, the Escrow Holder shall not be obligated to make such disbursement or delivery, but in such event shall hold the Deposit until receipt by the Escrow Holder of (i) an authorization in writing signed by all persons having an interest in said dispute, directing the disposition of the Deposit, or (ii) a final judgment regarding the rights of the parties in an appropriate legal proceeding. The Escrow Holder is authorized by Operating Partnership and Owner to interplead all interested parties in any court having jurisdiction and to deposit the Deposit with the clerk of any such court, and thereupon the Escrow Holder shall be fully relieved and discharged of any further responsibility under this Agreement.

8. Upon disbursement of the Deposit in accordance with this Agreement, all rights and obligations of the Escrow Holder shall be deemed to have been satisfied and Operating Partnership and Owner shall have no recourse against the Escrow Holder.

9. The Escrow Holder shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The parties hereto each release the Escrow Holder from liability for any act done or omitted to be done by the Escrow Holder in good faith in the performance of its obligations and duties hereunder. The Escrow Holder shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice, or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf of such writing, notice, or instruction is given.

10. The undersigned hereby jointly and severally indemnify, the Escrow Holder for and hold it harmless against any loss, liability, or expense incurred without negligence or bad faith on the part of the Escrow Holder arising out of or in connection with the acceptance of or the performance of its duties under this Agreement ("Indemnified Expenses"), as well as the costs and expenses, including reasonable attorneys' fees and disbursements, of defending against any claim or liability arising under this Agreement; provided, however, that if the Indemnified Expense is incurred because of the fault of either the Operating Partnership or Owner then the party at fault shall be responsible for the cost.

11. This Agreement shall be construed in accordance with the laws of State of Illinois.

12. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. This Agreement may not be changed or modified except as agreed in a writing signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

14. All notices required to be given pursuant to the terms hereof shall be in writing and delivered by registered or certified mail (with postage prepaid, return receipt requested) or by overnight delivery service or private commercial courier (such as Federal Express), addressed to Owner and Operating Partnership and to the parties entitled to copies as provided in the Agreement and to Escrow Holder at _______________________, Boston, Massachusetts, Attention:
______________, Esq. Any notice so given shall be deemed given upon receipt or refusal of delivery, whichever shall first occur.

15. As between the Operating Partnership and Owner, in the event of any inconsistency between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

The foregoing is executed under seal as of the date first above written.


                         THE OWNER:

                         WESTBROOK CORPORATE CENTER
                         ASSOCIATES, an Illinois limited
                         partnership

                              By their counsel Jenner & Block


                                 By:________________________

                       WESTBROOK CORPORATE CENTER
                       IV ASSOCIATES, an Illinois limited
                       partnership

                           By their counsel Jenner & Block


                              By:________________________

                       WESTBROOK CORPORATE CENTER
                       V ASSOCIATES, an Illinois limited
                       partnership

                           By their counsel Jenner & Block


                              By:________________________


                       "Operating Partnership"

                       BEACON PROPERTIES, L.P.

                           By: Beacon Properties Corporation, General Partner


                           By:___________________________
                              Charles H. Cremens
                              Senior Vice President

The foregoing is agreed to
as of this       day of ____________, 1997.

COMMONWEALTH LAND
TITLE INSURANCE COMPANY


By:__________________________________
     Title: